UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 25, 2014

SUTOR TECHNOLOGY GROUP LIMITED
(Exact name of registrant as specified in its charter)

Nevada	001-33959	87-0578370
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 8, Huaye Road

Dongbang Industrial Park

Changshu, China 215534

(Address of Principal Executive Offices)

(86) 512-52680988

Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On April 25, 2014, Sutor Technology Group Limited (the “Company”) held the 2014 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) in Changshu, China. Holders of the Company’s common stock at the close of business on March 10, 2014 (the “Record Date”) were entitled to vote at the Annual Meeting. As of the Record Date, there were 41,661,429 outstanding shares of common stock entitled to vote. A total of 38,701,669 shares of common stock (92.9%), constituting a quorum, were represented in person or by valid proxies at the Annual Meeting.

The stockholders voted on three proposals at the Annual Meeting. The proposals are described in detail in the Company’s definitive proxy statement dated March 14, 2014 (the “Proxy Statement”) and the relevant portions of which are incorporated herein by reference. The final results for the votes regarding each proposal are set forth below. A copy of the press release announcing the results of the Annual Meeting is attached to this report as Exhibit 99.1.

Proposal 1: The Company’s stockholders elected five directors to the Board of Directors of the Company to serve for a one year term until the 2015 annual meeting of stockholders. The votes regarding this proposal were as follows:

				Broker
	Votes For	Votes Against	Abstentions	Non-Votes
Lifang Chen	32,409,652	4,540	80,494	6,206,983
Naijiang Zhou	32,357,425	56,767	80,494	6,206,983
Gerard Pascale	32,414,115	77	80,494	6,206,983
Guoyou Shao	32,409,500	4,692	80,494	6,206,983
Xinchuang Li	32,407,175	7,017	80,494	6,206,983

Proposal 2: The Company’s stockholders ratified the selection of Grant Thornton, the China member firm of Grant Thornton International, as the Company’s independent registered accounting firm for the fiscal year ending June 30, 2014. The votes regarding this proposal were as follows:

Votes For	Votes Against	Abstentions
38,512,055	185,304	4,310

Proposal 3: The Company’s stockholders approved, on a non-binding, advisory basis, the compensation of the Company’s named executive officers described in the Company’s Proxy Statement. The votes regarding this proposal were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
32,314,271	137,651	42,764	6,206,983

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release, dated April 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sutor Technology Group Limited

Date: April 29, 2014

/s/ Zhuo Wang

Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release, dated April 28, 2014